Exhibit 99.1

Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined financial information has been prepared to reflect the contribution of the midstream business of Eagle Rock Energy Partners, L.P. (“Eagle Rock”) to Regency Energy Partners LP (the “Partnership”) completed on July 1, 2014, the merger of PVR Partners, L.P. (“PVR”) with the Partnership completed on March 21, 2014 (the “PVR Acquisition”), and the contribution of the wholly-owned subsidiaries of Hoover Energy Partners, L.P. (“HEP”) to the Partnership completed on February 3, 2014 (the “HEP Acquisition”).

The Partnership filed a Current Report on Form 8-K on December 24, 2013 to report that the Partnership, Eagle Rock, and Regal Midstream LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, entered into a Contribution Agreement, pursuant to which Eagle Rock agreed to contribute to Regal Midstream LLC all of the issued and outstanding member interests in (i) Eagle Rock Marketing, LLC, a Delaware limited liability company, (ii) Eagle Rock Pipeline GP, LLC, a Delaware limited liability company, and (iii) Eagle Rock Gas Services, LLC, a Delaware limited liability company, and 100% of the outstanding partner interests of (a) Eagle Rock Pipeline, L.P., a Delaware limited partnership, and (b) EROC Midstream Energy, L.P., a Delaware limited partnership (collectively, the “EROC Interests”).  The assets held and operated by the EROC Interests collectively comprise Eagle Rock’s midstream business (the “Midstream Business”).

The consideration paid by the Partnership in exchange for the Midstream Business is valued at $1.3 billion and consists of (1) the issuance of 8,245,859 common units of the Partnership to Eagle Rock, (2) the assumption of $499 million of outstanding 8.375% senior notes due 2019 of Eagle Rock, and (3) a cash payment to Eagle Rock equal to the remainder of the purchase price.  The cash portion of the purchase price was financed through the issuance of 16,491,717 common units of the Partnership to ETE Common Holdings LLC (“ETE Common Holdings”), a wholly-owned subsidiary of Energy Transfer Equity, L.P., for $400 million and through borrowings under the Partnership’s revolving credit facility.

The accounting for an acquisition of a business is based on the authoritative guidance for business combinations.  Purchase accounting requires, among other things, that the assets and liabilities assumed be recognized at their fair values as of the date the merger is completed.  Pro forma adjustments for the HEP Acquisition and PVR Acquisition have been made based on preliminary allocations of the purchase price to the assets and liabilities acquired.  For the Midstream Business acquisition (the “EROC Acquisition”), the pro forma adjustments reflect the assets and liabilities at their historical book values as the allocation of the purchase price is dependent upon certain valuations of the assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.  Differences between these historical bases and the final purchase accounting will occur, and these differences could have a material impact on the unaudited pro forma combined per unit information set forth in the following table.

The unaudited pro forma combined balance sheet reflects the transactions described above and the pro forma adjustments as though the transactions occurred on June 30, 2014, while the unaudited pro forma combined statement of operations reflects the transactions and the pro forma adjustments as though the transactions occurred as of January 1, 2014.  The pro forma adjustments were prepared applying the rules established by the Securities and Exchange Commission in Article 11 of Regulation S-X.  As discussed above, the Partnership did not reflect fair value adjustments for non-current assets and liabilities of Eagle Rock.  Certain historical amounts have been reclassified to conform to the Partnership’s presentation.

The historical financial information included in the columns entitled “Partnership” was derived from the unaudited financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the six months ended June 30, 2014. The historical financial information in the columns entitled “EROC” was derived from Eagle Rock’s unaudited condensed combined financial statements of its Midstream Business as of June 30, 2014 and for the three and six months ended June 30, 2014, included in this Current Report at Exhibit 99.3.  The historical financial information included in the column entitled “PVR” was derived from PVR’s accounting records for the period from January 1, 2014 to March 21, 2014.  The historical financial information in the column entitled “HEP” was derived from HEP’s accounting records for the period from January 1, 2014 to February 3, 2014.

The unaudited pro forma combined financial information is based on assumptions that the Partnership believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. The unaudited pro forma combined financial information is not necessarily indicative of the financial results that would have occurred if these transactions had taken place on the dates indicated, nor is it indicative of future consolidated results.

Regency Energy Partners LP
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2014
(in millions)

	Partnership	EROC	Combined Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$50	$-	$50	$-		$50
Trade accounts receivable, net of allowance	449	111	560	-		560
Related party receivables	19	-	19	-		19
Inventories	60	-	60	-		60
Other current assets	14	1	15	-		15
Total current assets	592	112	704	-		704

Total property, plant and equipment	8,256	1,408	9,664	(418)	a	9,246
Less accumulated depreciation and depletion	(840)	(418)	(1,258)	418	a	(840)
Property, plant and equipment, net	7,416	990	8,406	-		8,406
Investment in unconsolidated affiliates	2,378	-	2,378	-		2,378
Other, net	87	12	99	-		99
Intangible assets, net of accumulated amortization	3,500	100	3,600	-		3,600
Goodwill	1,486	-	1,486	212	b	1,698

TOTAL ASSETS	$15,459	$1,214	$16,673	$212		$16,885

LIABILITIES & PARTNERS' CAPITAL AND NONCONTROLLING INTEREST
Current Liabilities:
Trade accounts payable	$353	$110	$463	$-		$463
Related party payables	215	-	215	-		215
Accrued interest	65	-	65	-		65
Other current liabilities	97	19	116	-		116
Current portion of long-term debt	-	259	259	(259)	c	-
Total current liabilities	730	388	1,118	(259)		859
Long-term derivative liabilities	29	-	29	-		29
Other long-term liabilities	59	22	81	-		81
Long-term debt, net	5,490	689	6,179	(14)	c	6,165
Commitments and contingencies
Series A convertible redeemable preferred units	32	-	32	-		32
Partners' Capital and Noncontrolling Interest:
Common units	8,079	-	8,079	600	c	8,679
Class F common units	150	-	150	-		150
Members' equity	-	115	115	(115)	d	-
General partner interest	783	-	783	-		783
Total partners' capital	9,012	115	9,127	485		9,612
Noncontrolling interest	107	-	107	-		107
Total partners' capital and noncontrolling interest	9,119	115	9,234	485		9,719

TOTAL LIABILITIES AND PARTNERS' CAPITAL AND NONCONTROLLING INTEREST	$15,459	$1,214	$16,673	$212		$16,885

See accompanying notes to unaudited pro forma combined financial information

Regency Energy Partners LP
Unaudited Pro Forma Combined Statement of Operations
For the Six Months Ended June 30, 2014
(in millions except unit data and per unit data)

	Partnership	PVR	EROC	HEP	Combined Historical	Pro Forma Adjustments		Pro Forma Combined

REVENUES
Gas sales, including related party amounts	$810	$110	$211	$2	$1,133	$-		$1,133
NGL sales, including related party amounts	753	82	311	-	1,146	-		1,146
Gathering, transportation and other fees, including related party amounts	399	57	42	2	500	-		500
Net realized and unrealized loss from derivatives	(18)	-	(16)	-	(34)	-		(34)
Other	97	29	-	-	126	-		126
Total revenues	2,041	278	548	4	2,871	-		2,871

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts	1,466	173	445	2	2,086	-		2,086
Operation and maintenance	171	15	50	1	237	-		237
General and administrative, including related party amounts	87	33	32	-	152	-		152
Loss (gain) on asset sales, net	(2)	-	-	-	(2)	-		(2)
Impairments	-	-	2	-	2	-		2
Depreciation, depletion and amortization	262	40	40	1	343	47	e	390
Total operating costs and expenses	1,984	261	569	4	2,818	47		2,865

OPERATING INCOME (LOSS)	57	17	(21)	-	53	(47)		6

Income from unconsolidated subsidiaries	90	-	-	-	90	-		90
Interest expense, net	(134)	(23)	(30)	-	(187)	(5)	f	(186)
						6	g
Loss on debt refinancing, net	-	-	-	-	-	-		-
Other income and deductions, net	(5)	1	-	-	(4)	-		(4)
INCOME (LOSS) BEFORE INCOME TAXES	8	(5)	(51)	-	(48)	(46)		(94)
Income tax benefit	-	-	-	-	-	-		-
NET INCOME (LOSS)	$8	$(5)	$(51)	$-	$(48)	$(46)		$(94)
Net income attributable to noncontrolling interest	(7)	-	-	-	(7)	-		(7)
NET INCOME (LOSS) ATTRIBUTABLE TO REGENCY ENERGY PARTNERS LP	$1	$(5)	$(51)	$-	$(55)	$(46)		$(101)

Amounts attributable to Series A convertible redeemable preferred units	2							2
General partner's interest, including IDR	12							12
Beneficial conversion feature for Class F common units	4							4
Limited partners' interest in net income	$(17)							$(119)

Basic and diluted earnings per common unit
Amount allocated to common units	$(17)							$(119)
Weighted average number of common units outstanding	293,931,615					169,166,429	h	463,098,044
Basic net income per common unit	$(0.06)							$(0.26)
Diluted net income per common unit	$(0.06)							$(0.26)

Basic and diluted earnings per Class F common unit
Amount allocated to Class F common units due to beneficial conversion feature	$4							$4
Total number of Class F common units	6,274,483							6,274,483
Income per Class F common units	$0.54							$0.54

See accompanying notes to unaudited pro forma combined financial information

Regency Energy Partners LP
Notes to Unaudited Pro Forma Combined Financial Information

The following notes describe the columns presented and the entries made to the unaudited pro forma combined consolidated financial information.

Partnership
This column represents the historical unaudited consolidated balance sheet and statement of operations of the Partnership as of and for the six months ended June 30, 2014.  These financial statements were derived from the unaudited financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the six months ended June 30, 2014.  The Partnership has not included pro forma adjustments for any changes to depreciation and amortization expense it anticipates to incur or acquisition-related expenses for the EROC Acquisition.

EROC
This column represents the historical unaudited balance sheet and statement of operations of the Midstream Business as of and for the six months ended June 30, 2014. These financial statements were derived from Eagle Rock’s unaudited condensed combined financial statements of its Midstream Business as of June 30, 2014 and for the three and six months ended June 30, 2014, included in this Current Report at Exhibit 99.3.  Certain historical amounts of the Midstream Business have been reclassified to conform to the Partnership’s presentation.

PVR
This column represents the historical unaudited statement of operations of PVR for the period from January 1, 2014 to March 21, 2014. These financial statements were derived from the accounting records of PVR for the period from January 1, 2014 to March 21, 2014.

HEP
This column represents the historical unaudited consolidated statement of operations of HEP for the period from January 1, 2014 to February 3, 2014. These financial statements were derived from the accounting records of HEP from January 1, 2014 to February 3, 2014.

Pro Forma Adjustments

a.	Represents the elimination of existing EROC accumulated depreciation.

b.
Represents the preliminary, estimated value of goodwill related to the EROC Acquisition, as a result of issuing the contribution consideration.  The Partnership assumed that the book values recorded at June 30, 2014 approximated fair value.

c.
Represents the value of the 8,245,859 common units issued by the Partnership to Eagle Rock, using a common unit price of $24.25 as noted in the contribution agreement, for a value of $200 million.  The Partnership has agreed to assume $499 million of Eagle Rock’s outstanding senior notes.  The remaining consideration paid of $576 million in cash, was financed through the issuance of 16,491,717 common units to ETE Common Holdings for proceeds of $400 million and through borrowings under the Partnership’s revolving credit facility.  The Partnership adjusted Eagle Rock’s historical debt balance for the amounts attributable to its revolving credit facility.

d.	Represents the elimination of existing EROC equity.

e.	Represents the additional pro forma depreciation, depletion, and amortization expense that would been incurred if the PVR Acquisition and HEP Acquisition would have closed as of January 1, 2014.

f.
Represents the increase in interest expense which would have been incurred by the Partnership related to the additional borrowings under its revolving credit facility of $36 million for the one-time cash payment to PVR unit holders, $176 million due to Eagle Rock and $184 million due to HEP, using a weighted average interest rate of 2.41%, or $5 million for the six months ended June 30, 2014.

g.
Represents the amount of interest expense associated with Eagle Rock’s historical debt balance for the amounts outstanding under its revolving credit facility, which the Partnership is not assuming, using a weighted average interest rate of 2.67%, or $6 million for the six months ended June 30, 2014.

h.	Represents the number of common units of the Partnership issued with the above noted transactions as calculated below:

Partnership common units issued related to EROC	8,245,859
Partnership common units issue to ETE related to EROC	16,491,717
Partnership common units issued related to PVR	140,388,382
Partnership common units issued related to HEP	4,040,471
Total Partnership common units issued	169,166,429